Filed pursuant to Rule 433

Dated November 14, 2016

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement dated
November 14, 2016 and the

Prospectus dated April 27, 2015
Registration No. 333-203677

AbbVie Inc.

Pricing Term Sheet

€1,400,000,000 0.375% Senior Notes due 2019

€1,450,000,000 1.375% Senior Notes due 2024

€750,000,000 2.125% Senior Notes due 2028

Terms Applicable to Each Series of the Notes

Issuer:	AbbVie Inc.
Trade Date:	November 14, 2016
Settlement Date:	November 17, 2016 (T+3)
Form of Offering:	SEC Registered (Registration No. 333-203677)
Joint Book-Running Managers:

Barclays Bank PLC
Deutsche Bank AG, London Branch
J.P. Morgan Securities plc
Merrill Lynch International
Morgan Stanley & Co. International plc
BNP Paribas
HSBC Bank plc
Société Générale Corporate & Investment Banking

Co-Managers:

Banco Santander, S.A.
Bank of Tokyo-Mitsubishi UFJ, Ltd. London Branch
Credit Suisse Securities (Europe) Limited
Goldman, Sachs & Co.
Mizuho International plc
RBC EUROPE LIMITED
Standard Chartered Bank
Wells Fargo Securities International Limited
DNB Markets, a division of DNB Bank ASA
Lloyds Bank plc
U.S. Bancorp Investments, Inc.

Redemption for Tax Reasons:

The Issuer may redeem the notes at its option in whole, but not in part, if the tax laws of the United States (or any taxing authority in the United States) change and it becomes obligated to pay additional amounts on the notes. This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to the date fixed for redemption.

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof
Day Count Convention:	ACTUAL / ACTUAL (ICMA)
Listing:	Application will be made to list the notes on the New York Stock Exchange
Clearing and Settlement:	Euroclear / Clearstream
Stabilization:	Stabilization / FCA

Terms applicable to 0.375% Senior Notes due 2019

Aggregate Principal Amount:	€1,400,000,000
Final Maturity Date:	November 18, 2019
Interest Payment Dates:	Annually on November 18 of each year beginning November 18, 2017
Issue Price:	99.732%, plus accrued and unpaid interest, if any, from November 17, 2016
Benchmark Bund:	OBL 0.25% due October 11, 2019
Benchmark Bund Price and Yield:	102.41 / -0.571%
Spread to Benchmark Bund:	+103.6 bps
Mid-swap Yield:	-0.035%
Spread to Mid-swap:	+50 bps
Yield to Maturity:	0.465%
Coupon:	0.375%
Make Whole Call:	+15 bps
Par Call:	On or after October 18, 2019
CUSIP / ISIN / Common Code:	00287Y AZ2 / XS1520897163 / 152089716

Terms applicable to 1.375% Senior Notes due 2024

Aggregate Principal Amount:	€1,450,000,000
Final Maturity Date:	May 17, 2024
Interest Payment Dates:	Annually on May 17 of each year beginning May 17, 2017
Issue Price:	99.776%, plus accrued and unpaid interest, if any, from November 17, 2016
Benchmark Bund:	DBR 1.5% due May 15, 2024
Benchmark Bund Price and Yield:	111.19 / 0.006%
Spread to Benchmark Bund:	+140.1 bps
Mid-swap Yield:	0.457%
Spread to Mid-swap:	+95 bps
Yield to Maturity:	1.407%
Coupon:	1.375%
Make Whole Call:	+25 bps
Par Call:	On or after February 17, 2024
CUSIP / ISIN / Common Code:	00287Y BA6 / XS1520899532 / 152089953

Terms applicable to 2.125% Senior Notes due 2028

Aggregate Principal Amount:	€750,000,000
Final Maturity Date:	November 17, 2028
Interest Payment Dates:	Annually on November 17 of each year beginning November 17, 2017
Issue Price:	99.801%, plus accrued and unpaid interest, if any, from November 17, 2016
Benchmark Bund:	DBR 0% due August 15, 2026
Benchmark Bund Price and Yield:	96.58 / 0.358%
Spread to Benchmark Bund:	+178.6 bps
Mid-swap Yield:	0.894%
Spread to Mid-swap:	+125 bps
Yield to Maturity:	2.144%
Coupon:	2.125%

Make Whole Call:	+30 bps
Par Call:	On or after August 17, 2028
CUSIP / ISIN / Common Code:	00287Y BB4 / XS1520907814 / 152090781

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting Barclays Bank PLC toll-free at 1-888-603-5847; Deutsche Bank AG, London Branch toll-free at 1-800-503-4611; J.P. Morgan Securities plc collect at +44-207-134-2468; Merrill Lynch International toll-free at 1-800-294-1322; or Morgan Stanley & Co. International plc toll-free at 1-866-718-1649.

Terms used but not defined herein shall have the meanings ascribed thereto in the Issuer’s preliminary prospectus supplement, dated November 14, 2016, to the Issuer’s prospectus, dated April 27, 2015.